EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: 2/12/2024

ARTISAN PARTNERS ASSET MANAGEMENT INC, for itself and as the general partner of
ARTISAN PARTNERS HOLDINGS LP

By:	Gregory K. Ramirez*

ARTISAN INVESTMENTS GP LLC, for itself and as the general partner of
ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	Gregory K. Ramirez *

ARTISAN PARTNERS FUNDS, INC.

By:	Gregory K. Ramirez *

*By:	/s/ Gregory K. Ramirez
Gregory K. Ramirez
Executive Vice President of Artisan Partners Asset Management Inc.
Vice President of Artisan Investments GP LLC
President and Chief Executive Officer of Artisan Partners Funds, Inc.